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Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2001, which contains an explanatory paragraph regarding the Company's ability to continue as a going concern, relating to the consolidated financial statements and the financial statement schedule, which appears in Cardiac Science, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Orange County, California
December 18, 2001